CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 122 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated December 13, 2001, relating to the financial statements and financial highlights appearing in the October 31, 2001 Annual Reports to Shareholders of Liberty Newport Global Equity Fund, Liberty Newport International Equity Fund and Liberty Select Value Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.





PricewaterhouseCoopers LLP
Boston, Massachusetts
February 28, 2002